Exhibit 99.1

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CONTACT:                      - OR -            INVESTOR RELATIONS COUNSEL:
Medis Technologies                              The Equity Group, Inc.
Robert K. Lifton                                Adam Prior      (212) 836-9606
Chairman & CEO                                  Devin Sullivan  (212) 836-9608
(212) 935-8484


                              FOR IMMEDIATE RELEASE

                 MEDIS TECHNOLOGIES ANNOUNCES SALE OF ADDITIONAL
                  $11 MILLION SENIOR CONVERTIBLE NOTES DUE 2010


NEW YORK, NY, AUGUST 3, 2005 -- MEDIS TECHNOLOGIES LTD. (NASDAQ: MDTL) today announced that it completed an offering of an additional $11 million aggregate principal amount of 6% Senior Convertible Notes due 2010. Of such amount, $7 million were issued pursuant to the exercise of an option granted to the initial purchaser as part of the sale of $38 million aggregate principal amount of the Company's 6% Senior Convertible Notes due 2010 which closed on July 26, 2005. The remaining $4 million were issued and sold directly to qualified institutional buyers in a private placement. The entire $49 million aggregate principal amount of notes are one issue.


The net proceeds will be used for the construction, start-up and other costs related to a fully-automated manufacturing line for the Company's fuel cell products as well as for working capital and general corporate purposes.


The offerings constitute private placements under Rule 144A or Section 4(2) of the Securities Act of 1933 only to qualified institutional buyers. The securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE SUCCESSFUL COMPLETION OF PRODUCT DEVELOPMENT, THE SUCCESS OF PRODUCT TESTS, COMMERCIALIZATION RISKS, AVAILABILITY OF FINANCING AND RESULTS OF FINANCING EFFORTS. FURTHER INFORMATION REGARDING THESE AND OTHER RISKS IS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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